Exhibit 21.1

Subsidiaries
Name	Domestic Jurisdiction	100% Owner
Compile, Inc.	DE	Teladoc, Inc.
Stat Health, LLC	DE	Teladoc, Inc.
HY Holdings, Inc.	DE	Teladoc, Inc.
Best Doctors Holdings, Inc.	DE	Teladoc, Inc.
Best Doctors, Inc.	DE	Best Doctors Holdings, Inc.
Rise Health, Inc.	DE	Best Doctors, Inc.
Best Doctors Canada Inc.	Canada	Best Doctors, Inc.
Best Doctors International Insurance S.a.r.l.	Luxembourg	Best Doctors, Inc.
Best Doctors Services SL	Spain	Best Doctors International Insurance S.a.r.l.
Best Doctors UK Ltd.	United Kingdom	Best Doctors Services SL
Best Doctors Portugal Ltd.	Portugal	Best Doctors Services SL
Best Doctors Australasia Pty Limited	Australia	Best Doctors Services SL